Exhibit 4(l)
The Lincoln National Life Insurance Company
INDEXED ACCOUNT(S) RIDER
PERFORMANCE TRIGGERED INDEXED ACCOUNT(S) WITH PROTECTION LEVEL OR FLOOR

This Rider establishes a Performance Triggered index crediting strategy with Protection Level or Floor for the Contract to which it is added. The provisions of this Rider are effective if a new Segment is established upon an allocation to or when a transfer is made to a Performance Triggered Indexed Account with Protection Level or Floor (“a Performance Triggered Indexed Account”).

This Rider is made a part of the entire Contract to which it is attached and is effective on the Contract Date. Except as stated in this Rider, it is subject to all provisions contained in the Contract. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control.

If another Indexed Account(s) Rider is attached to the Contract, the provisions of that Indexed Account(s) Rider shall govern the rules of the Segments established upon an allocation to or when a transfer is made to an Indexed Account available under that Rider.

ALL CONTRACT VALUES PROVIDED BY THIS RIDER MAY INCREASE OR DECREASE IN VALUE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

DEFINITIONS
Defined terms are set forth in the Contract to which this Rider is attached or are added or amended by this Rider.

Anniversary Date is the same calendar month and day as the initial Start Date under the Contract, each calendar year. If in any calendar year such Anniversary Date is not a Valuation Date, any transactions involving the Indexed Account(s) that should have occurred on the Anniversary Date will be processed by Us on the first Valuation Date following that Anniversary Date.
Company, Our, Us, We refer to The Lincoln National Life Insurance Company.
Contract Value, for the purpose of this Rider, means prior to the Annuity Commencement Date, the sum of the values of the Variable Subaccount(s), the Fixed Account, if available, the Transfer Account and any Segment(s) in effect under the Contract as determined on a given Valuation Date.
Crediting Base is the amount used to determine the Segment Maturity Value as described in the Segment Maturity Value provision in this Rider and the Interim Value as described in the Interim Value provision of this Rider. The Crediting Base is not available for a withdrawal, transfer, surrender or as a Death Benefit.
End Date is the Anniversary Date that coincides with the last calendar day of a Term for a maturing Segment and the date on which We determine the Segment Maturity Value.
Floor is the maximum percentage of loss attributable to a Segment when determining the Performance Rate on the End Date, if the Percentage Change in the Index Value on that End Date is negative. The Floor is expressed as a negative percentage or may be zero.
Index, as designated by Us, is the measure used, in part, to determine the Performance Rate for a Performance Triggered Indexed Account. The Index or Indices are shown in the Indexed Account(s) Contract Specifications.
Index Value is the published closing value of an Index on a Valuation Date. If a value is not published for a particular day, We will use the closing value on the next Valuation Date it is published.
Performance Triggered Indexed Account is an account that We establish, subject to the terms of this Rider.
Protection Level is the maximum percentage of loss We will absorb when determining the Performance Rate on the End Date, if the Percentage Change in the Index Value on that End Date is negative. The Protection Level is expressed as a positive percentage.
Specified Rate is the percentage We will use to determine the Performance Rate when the Percentage Change in the Index Value on the End Date is positive or equals zero. The Specified Rate used during the Term is declared prior to the Start Date of each Segment and it may differ from the Specified Rate(s) used for other Segments.
Segment(s) is/are the specific Indexed Account option(s) established for the Owner under the Contract.
Start Date is the Valuation Date on which the Term for a Segment begins. The initial Start Date is set under the Contract on the Valuation Date on which the Term for the initial Segment(s) begins for an available Indexed Account under this Rider and/or any Indexed Account(s) Rider attached to the Contract. The Contract may only have one initial Start Date and once set; the date will not change.
Term is the period beginning on the Start Date of a Segment to the End Date.
Transfer Account is an account that We designate to hold any portion of Purchase Payments made within the period shown under the Transfers to the Initial Indexed Account(s) in the Indexed Account(s) Contract Specifications that are to be allocated pursuant to the Owner’s instructions on file with Us.

THE INDEXED ACCOUNT(S)

The Performance Triggered Indexed Account(s)
This Rider provides for one or more Performance Triggered Indexed Account(s). Each Performance Triggered Indexed Account is established with an associated Index, Protection Level or Floor and a Term. Performance Triggered Indexed Account(s) information is shown in the Indexed Account(s) Contract Specifications.

All or a portion of the assets supporting the Performance Triggered Indexed Accounts will be held in a separate account within Our general account. This is a non-unitized separate account and is not registered as an investment company with the SEC under the Investment Company Act of 1940. We own the assets held in the separate account.

We reserve the right to add one or more Performance Triggered Indexed Account(s). We also reserve the right to withdraw one or more Performance Triggered Indexed Account(s). If a Performance Triggered Indexed Account is added or withdrawn, We will notify the Owner.

Should We withdraw a Performance Triggered Indexed Account and a Segment of that Performance Triggered Indexed Account has not yet reached its End Date, the Segment will not terminate until its End Date, but such Performance Triggered Indexed Account will not be available thereafter.

Segments
The Owner may allocate Purchase Payments or transfer Contract Value to one or more of the available Performance Triggered Indexed Accounts as described in the Allocations and Transfers provision of this Rider. A new Segment is established upon an allocation or when a transfer is made to a Performance Triggered Indexed Account. Each Segment in a particular Performance Triggered Indexed Account has a specific Start Date, End Date, Crediting Base, Specified Rate and Performance Rate.

More than one Segment may be established on the same Valuation Date. However, We may limit the number of Segments of the same Term, greater than one year, with different End Dates that can be in effect at any one time.

The value of a Segment on the Start Date is equal to the initial Crediting Base. On each Valuation Date following the Start Date and prior to the End Date, the value of a Segment is equal to the Interim Value. On the End Date, the value of a Segment is equal to the Segment Maturity Value.

A Segment will terminate on the Valuation Date that the Crediting Base is reduced to $0 due to a transfer or withdrawal (which includes any applicable Contingent Deferred Sales Charge and premium tax deductions).

Allocations and Transfers
General
Prior to the date this Rider terminates, the Owner may (a) establish Segment(s) by directing allocations and transfers to one or more of the available Performance Triggered Indexed Account(s); or (b) transfer amounts from the Segments, in accordance with the terms and conditions set forth below. Each allocation and transfer is made pursuant to the Owner’s instructions and is subject to the minimum allocation requirements shown in the Indexed Account(s) Contract Specifications.

Allocation and Transfer of Amounts to the Indexed Account(s)
Allocations or transfers to establish the initial Segment(s) to an available Indexed Account under the Contract occurs on the initial Start Date. The initial Start Date may (a) begin on the Contract Date, (b) be delayed for the period shown under Transfers to the Initial Indexed Account(s) in the Indexed Account(s) Contract Specifications, or (c) begin on any Valuation Date after the Contract Date (other than February 29th).

If the Owner delays the initial Start Date for the period shown under Transfers to the Initial Indexed Account(s) in the Indexed Account(s) Contract Specifications, allocations or transfers will be held in the Transfer Account until the last day of such period, at which time the value of the Transfer Account will be automatically transferred to Segment(s) selected by the Owner, pursuant to the Owner’s instructions on file with Us. Such transfers are not subject to any minimum allocation requirements. No further transfers or allocations into or out of the Transfer Account will be permitted thereafter.

After the initial Start Date, allocations and transfers to any available Indexed Account to establish a Segment may only be made on an Anniversary Date.

In addition, no allocations or transfers can be made:
(a)	to an existing Segment after its Start Date;
(b)	to a new Segment with a Term that would extend beyond the Contract Maturity Date; or
(c)	to a new Segment after the Owner’s election to receive payments under an Annuity Payment Option in accordance with the Effect of Annuitization provision below.

Transfers of Amounts from a Segment
Transfer of Segment Maturity Value must be made on the End Date of a Term, in accordance with the Annual Notice provision below.

All Transfers from a Segment that has not reached its End Date will be at the Interim Value as determined under the Interim Value provision of this Rider. The Crediting Base for each Segment will be reduced proportionately on the Valuation Date the transfer was processed by the percentage the transfer reduces the Interim Value for that Segment.

Transfers from a Segment that do not occur on an Anniversary Date may only be made to the Variable Subaccount(s) or the Fixed Account, if available. Transfers from a Segment on an Anniversary Date may be made to a new available Segment, the Variable Subaccount(s) or the Fixed Account, if available.

Annual Notice
Within the period shown in the Indexed Account(s) Contract Specifications under the Annual Notice provision, We will notify the Owner of the next Anniversary Date. The Owner’s instructions for new allocations or transfers must be received in good order at Our Servicing Office within the period shown in the Indexed Account(s) Contract Specifications under Allocation and Transfer Instructions. If We receive the Owner’s instructions within such period, We will process any new allocations or transfers on that Anniversary Date, pursuant to the instructions We received.

On the End Date, We will transfer Segment Maturity Value(s) pursuant to the instructions We received.

If the Owner’s instructions are not received at Our Servicing Office within the period shown in the Indexed Account(s) Contract Specifications under Allocation and Transfer Instructions, no transfers to the Performance Triggered Indexed Accounts to establish new Segments will occur. However, in the case of maturing Segments, the Segment Maturity Value will be automatically transferred to a new Segment of the exact type of Indexed Account as the maturing Segment with the then currently available Specified Rate. If We have withdrawn such Indexed Account or the Segment Maturity Value of the maturing Segment is less than the minimum allocation requirements shown in the Indexed Account(s) Contract Specifications, the Segment Maturity Value will be transferred to a Variable Subaccount(s) or the Fixed Account, if available, chosen by Us.

Segment Maturity Value
The Segment Maturity Value is the value of a Segment of a Performance Triggered Indexed Account on the End Date, as described in the provisions below.

Segment Maturity Value for Segment(s)
The Segment Maturity Value is the amount equal to the sum of (A) and ((A) multiplied by (B)), where:
(A)	is the Crediting Base on the End Date; and
(B)	is the Performance Rate, as determined in the Determining the Performance Rate on the End Date provision below.

The Crediting Base on the Start Date of a Segment is equal to the initial amount allocated or transferred to the Segment. Thereafter during the Term, the Crediting Base is adjusted upon a withdrawal (which includes any applicable Contingent Deferred Sales Charge, premium tax deductions or any Rider Charge described in any Riders attached to the Contract), in accordance with Withdrawals under the General Provisions section of this Rider, or any transfers, in accordance with Transfers of Amounts from a Segment under the Allocations and Transfers provision of this Rider.

Determining the Performance Rate on the End Date
The Performance Rate is the specific Percentage Change in the Index Value between two points in time, the Start Date and the End Date as calculated in the Percentage Change in the Index Value on the End Date provision below, adjusted by the Protection Level or Floor and subject to the Specified Rate.

If the Percentage Change of the Index Value on the End Date is positive or equals zero, then the Performance Rate equals the Specified Rate.

Adjustment to the Performance Rate on the End Date for Segment(s) with Protection Level
The Performance Rate is adjusted on the End Date for Segment(s) with Protection Level as follows:
If the Percentage Change in the Index Value on the End Date is,	then the Performance Rate is equal to:
negative and the absolute value* is less than or equal to the Protection Level,	zero.
negative and the absolute value* is greater than the Protection Level,	the sum of the Percentage Change of the Index Value on the End Date and the Protection Level.
negative and the Segment has a 100% Protection Level,	zero for such Segments.
*	absolute value means the magnitude of the number without regard to its mathematical sign. For example, the absolute value of −10 is 10. The absolute value of 4 is 4.

Adjustment to the Performance Rate on the End Date for Segment(s) with Floor
The Performance Rate is adjusted on the End Date for Segment(s) with Floor as follows:
If the Percentage Change in the Index Value on the End Date is,	then the Performance Rate is equal to:
negative and greater than the Floor,	the Percentage Change of the Index Value on the End Date.
negative and less than or equal to the Floor,	the Floor.
negative and the Segment has a 0% Floor,	zero for such Segments.

Percentage Change in the Index Value on the End Date
The Percentage Change used to determine the Performance Rate equals the percentage increase or decrease in the Index Value on the End Date over the Index Value as of the Start Date.
The Percentage Change is calculated by (A) divided by (B), where:
(A)	is the Index Value on the End Date minus the Index Value on the Start Date; and
(B)	is the Index Value on the Start Date.

Interim Value
The Interim Value is the value that We establish for each Segment of a Performance Triggered Indexed Account, on any Valuation Date following the Start Date, and prior to the End Date, of the Segment.

Interim Value for Segment(s)
The Interim Value of a Segment of a Performance Triggered Indexed Account is equal to the lesser of (A) or (B) where:
(A)                  is the sum of (1) and (2), where:
(1)	is the fair value of the Crediting Base of a Segment on the Valuation Date the Interim Value is calculated. It is determined for a Segment as C multiplied by (1+D)–E where:
C is the Crediting Base of the Segment on the Valuation Date of the calculation;
D is the Reference Rate;
E is the total days remaining in the Term divided by 365.
(2)	is the fair value of hypothetical replicating portfolio of options, determined solely by Us, on any Valuation Date that the Interim Value is calculated for a Segment.
(B)                  is F multiplied by (1 + G x H), where:
F is the Crediting Base of the Segment on the Valuation Date of the calculation;
G is equal to 0 when the index performance is less than zero on the Valuation Date of the calculation. Otherwise, if the index performance is greater than or equal to zero on the Valuation Date of the calculation then G is equal to the total days elapsed in the Term divided by total days in the Term;
H is the Specified Rate.

The fair value of the Crediting Base of a Segment is meant to represent the market value of the investment instruments supporting the Segment. It is the present value of the Crediting Base of the Segment discounted at a rate that reflects movements in the interest rate market. The Reference Rate will apply on a uniform basis for a class of Owners in the same Segment and will be administered in a uniform and non-discriminatory manner.

The method for determining the Reference Rate is set at the start of a Segment for each Performance Triggered Indexed Account option and will not change during the Term. The method for determining the Reference Rate is available upon request by calling Us.

The replicating portfolio of options are designated by Us for each Segment and are used to estimate the market value of the risk of loss and the possibility of gain on the End Date of a Segment. The market value determined may be positive or negative.

GENERAL PROVISIONS
Effect of Annuitization
Upon the Owner’s election to receive payments under an Annuity Payment Option, no further Purchase Payments or Contract Value may be allocated or transferred to any Indexed Account available under the Contract.

Within the period shown in the Indexed Account(s) Contract Specifications under Transfer of Interim Value Prior to the Annuity Commencement Date, the Interim Value for each Segment in effect under the Contract will be transferred to a Variable Subaccount(s) and the Fixed Account, pursuant to the Owner’s instructions on file with Us. If the maximum Maturity Date shown in the Contract has been reached, in the absence of any such transfer instructions, the Interim Value for each Segment in effect under the Contract will be transferred to a Variable Subaccount(s) or the Fixed Account chosen by Us. All Indexed Account(s) in effect under the Contract will then terminate.

Discontinuation of / or Substantial Change To An Index
If an Index is discontinued or if an Index calculation substantially changes, We reserve the right to select an alternative index and We will notify the Owner of such changes. Any substitution of an Index is subject to approval by the state insurance authorities where the Contract and this Rider are issued, if required by law.

Suspension or Deferral of Payments or Transfers
We reserve the right to defer payment for a withdrawal, surrender or transfer from any Indexed Account for the period permitted by law but for no more than six (6) months after Notice is received by Us. Any transaction involving an Indexed Account under the Contract that occurs after the period We defer a payment for a withdrawal, surrender or transfer, will be based on the Interim Value as of the date the transaction was processed.

Effect of Death
If the Death Benefit Option is the Contract Value Death Benefit, the amount of the Death Benefit is equal to the Contract Value, as defined in this Rider, on the Valuation Date the Death Benefit is approved by Our Servicing Office for payment.

If the Death Benefit Option is the Guarantee of Principal Death Benefit, the Contract Value used to determine the amount of the Death Benefit under the Guarantee of Principal Death Benefit Rider attached to the Contract will be construed to mean the Contract Value, as defined in this Rider, on the Valuation Date the Death Benefit is approved by Our Servicing Office for payment.

Withdrawals
Prior to the Annuity Commencement Date, the Owner may make withdrawals of amounts up to the Contract Value, as defined in this Rider, minus any Contingent Deferred Sales Charge. In the absence of instructions, the withdrawal will be deducted first from each Variable Subaccount on a pro-rata basis, from the Transfer Account, then from the Fixed Account and lastly from each Segment in effect under the Contract on a pro-rata basis.

The Crediting Base for each Segment in effect under the Contract will be reduced proportionately by the amount that the withdrawal reduced the Segment’s Interim Value immediately prior to the withdrawal.

Withdrawals will be subject to the Withdrawal and Surrender Requirements shown in the Contract Specifications.

Surrenders
Upon surrender of the Contract to which this Rider is attached, the amount of the surrender value on the Valuation Date of the surrender will be the Contract Value, as defined in this Rider, minus any Contingent Deferred Sales Charge. Surrenders will be subject to the Withdrawal and Surrender Requirements shown in the Contract Specifications.

Termination Of This Rider
 This Rider will terminate on the earliest of:
(a)	the Annuity Commencement Date; or
(b)	the date the Contract to which this Rider is attached terminates.